Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - JANUARY 2003
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (29,214.940 units) at December 31, 2002          $ 32,854,478
Additions of 530.872 units on January 31, 2003                        644,212
Redemptions of (707.852) units on January 31, 2003                   (858,978)
Offering Costs                                                        (26,972)
Net Income (Loss) - January 2003                                    2,624,858
                                                                 ------------

Net Asset Value (29,037.960 units) at January 31, 2003           $ 35,237,598
                                                                 ============

Net Asset Value per Unit at January 31, 2003                     $   1,213.50
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $    632,904
    Change in unrealized                                            1,161,172

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                            1,293,044
  Interest income                                                      34,854
                                                                 ------------

                                                                    3,121,974
                                                                 ------------

Expenses:
  Brokerage fee                                                        94,662
  Performance fee                                                     398,083
  Operating expenses                                                    4,371
                                                                 ------------

                                                                      497,116
                                                                 ------------

Net Income (Loss) - January 2003                                 $  2,624,858
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2003                     $  1,213.50

Net Asset Value per Unit on December 31, 2002                    $  1,124.58

Unit Value Monthly Gain (Loss) %                                        7.91 %

Fund 2003 calendar YTD Gain (Loss) %                                    7.91 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Good Performance, But Precarious Times.

The long-term trends that created so much opportunity in 2002 continued in January 2003, and profits were earned in every market sector other than stock indices.

However, we are now in an environment where a single event (the prospect of war in Iraq) is driving our entire portfolio. This is dangerous because of the temporary absence of true diversification, and while our systematic and disciplined trading strategies continue to keep us engaged, markets are likely to be highly volatile in these extraordinary times.

While our current positions may continue to be profitable, potentially sharp and extended reversals in core positions could result in significant losses. Since the benefits of diversification are currently so limited, the only other way to manage this risk is to reduce leverage.

Consequently, in the coming weeks we may decide to reduce the size of our positions. The downside of this strategy is that it could cause us to miss the opportunity for substantial further gains, but we believe that our first responsibility is to attempt to protect our clients' capital.

As always, if you have any questions, please do not hesitate to call.

Sincerely,


Bruce Cleland
President & CEO